As filed with the Securities and Exchange Commission on December 29, 2025

Registration No. 333-279902

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Allurion Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	92-2182207
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11 Huron Drive

Natick, MA 01760

(508) 647-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brendan Gibbons

Chief Legal Officer

Allurion Technologies, Inc.

11 Huron Drive

Natick, MA 01760

Tel: (508) 647-4000

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Danielle M. Lauzon

Jeffrey A. Letalien

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Tel: (617) 570-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained in this Post-Effective Amendment No. 1 to Form S-1 (File No. 333-279902), declared effective by the Securities and Exchange Commission (the “SEC”) on October 7, 2024 (the “RTW Registration Statement”) will be used as a combined prospectus in connection with (i) the RTW Registration Statement and (ii) the Registration Statement on Form S-1 (File No. 333-274564) that was declared effective by the SEC on December 15, 2023 (the “deSPAC Registration Statement” and, together with the RTW Registration Statement, the “Registration Statements”).

Pursuant to Rule 429 under the Securities Act, the prospectus included herein is a combined prospectus relating to:

•

The resale of up to (i) 14,328,360 shares of common stock of Allurion Technologies, Inc., a Delaware corporation (“Allurion,” the “Company” or “we”), par value $0.0001 per share (“common stock”), issued or issuable upon the conversion of convertible senior secured notes, (ii) 90,407 shares of common stock issued upon conversion of Series A non-voting convertible preferred stock of the Company, par value $0.0001 per share (“Series A Preferred Stock”), and (iii) 90,407 shares of common stock issuable upon the exercise of private placement warrants, in each case sold to entities affiliated with RTW Investments, LP (“RTW”) and previously registered as part of the RTW Registration Statement; and

•

(A) the resale of up to 1,267,289 shares of our common stock issued or issuable in connection with the business combination (the “Business Combination”) between Allurion and Compute Health Acquisition Corp. (“Compute Health”) pursuant to that certain Business Combination Agreement, dated as of February 9, 2023 (as amended, the “Business Combination Agreement”), by and among Allurion, the entity formerly known as Allurion Technologies, Inc. prior to the Business Combination (now known as Allurion Technologies, LLC or “Legacy Allurion”), Compute Health, Compute Health Corp. (“Merger Sub I”) and Compute Health LLC (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), including (i) (a) 943,358 shares of common stock issued to certain selling securityholders for their portion of the Aggregate Intermediate Merger Closing Merger Consideration (as defined herein) in connection with the consummation of the Business Combination in exchange for shares of common stock of Legacy Allurion purchased at effective purchase prices ranging from $0.25 per share to $454.75 per share of common stock and (b) 109,486 shares of common stock issued to Compute Health Sponsor LLC (the “Sponsor”) in connection with the Business Combination in exchange for shares of Compute Health Class A Common Stock (as defined below) purchased at an effective purchase price per share of $176.00 (collectively clauses (a) and (b), the “Merger Consideration Shares”), (ii) 56,000 shares of common stock (“Backstop Shares”) issued to certain entities that have engaged RTW as investment manager and CFIP2 ALLE LLC (the “Fortress Investor”) pursuant to the Backstop Agreement (the “Backstop Agreement”), dated as of May 2, 2023, by and among Hunter Ventures Limited (“HVL”), Allurion, Legacy Allurion, entities affiliated with RTW and the Fortress Investor, an affiliate of Fortress Credit Corp. (“Fortress”), at no cash cost to the entities affiliated with RTW or the Fortress Investor as consideration for the entities affiliated with RTW’s and the Fortress Investor’s respective purchase obligations thereunder, (iii) 15,508 shares of common stock (the “HVL Additional Shares”) issued to HVL pursuant to the HVL Termination Agreement, dated as of May 2, 2023, by and among Allurion, Legacy Allurion, Romulus Growth Allurion L.P. and HVL (the “HVL Termination Agreement”) at an effective purchase price of $125.00 per share, (iv) 10,000 shares of common stock issued to entities affiliated with RTW (the “Additional RTW Shares”) pursuant to that certain amended and restated letter agreement, dated as of May 2, 2023, by and among Allurion, Legacy Allurion, Compute Health, Merger Sub II and entities affiliated with RTW (as amended, the “Amended and Restated RTW Side Letter”) at no cash cost to the entities affiliated with RTW, (v) 10,000 shares of common stock (the “Additional Fortress Shares”) issued to the Fortress Investor pursuant to the Credit Agreement and Guaranty, dated as of August 1, 2023, by and among Legacy Allurion, as the borrower, Allurion, the guarantors from time to time party thereto, the lenders from time to time party thereto and Fortress, as administrative agent (the “Fortress Credit

Agreement”) at no cash cost to Fortress or the Fortress Investor as partial consideration for loans made by Fortress thereunder, (vi) 21,023 shares of common stock issued to the Sponsor pursuant to the conversion of certain amounts of certain loans borrowed by Compute Health from the Sponsor or any of its affiliates that were outstanding as of the consummation of the Business Combination at a conversion price of $176.00 per share (the “Sponsor Loan Equity Issuance”), and (vii) 211,400 shares of common stock (the “PIPE Shares”) purchased at the closing of the Business Combination by a number of subscribers (the “PIPE Investors”) at a subscription price of $176.00 per share pursuant to separate PIPE subscription agreements, each dated as of February 9, 2023, by and among Compute Health, Allurion and such PIPE Investors (the “PIPE Subscription Agreements”); (B) the resale of up to an aggregate of 12,149 shares of common stock issuable upon the exercise of warrants to purchase shares of our common stock, at exercise prices that range from $0.50 per share to $303.50 per share, that were converted from Legacy Allurion Warrants (as defined in this prospectus and the related registration statement) in connection with the Business Combination (the “Rollover Warrants”) and (C) the issuance by us of up to 750,383 shares of common stock issuable upon the exercise of public warrants to purchase shares of common stock, at an exercise price of $202.50 per share, that were originally issued in the initial public offering of Compute Health (the “Public Warrants”).

Pursuant to Rule 429(b) under the Securities Act, upon effectiveness, this registration statement, which is Post-Effective Amendment No. 1 to the RTW Registration Statement, shall also constitute Post-Effective Amendment No. 2 to the deSPAC Registration Statement. Such Post-Effective Amendments shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration and filing fees were paid at the time of the original filing of the Registration Statements.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is neither an offer to sell nor the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 29, 2025

PRELIMINARY PROSPECTUS

ALLURION TECHNOLOGIES, INC.

Up to 15,686,056 Shares of Common Stock

Up to 852,939 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the potential offer and sale from time to time by the selling securityholders identified in this prospectus of up to an aggregate of 15,686,056 shares of common stock, par value $0.0001 per share (“common stock”), of Allurion Technologies, Inc. (“we,” “us,” “our,” the “Company” or “Allurion”), including: up to (i) 14,328,360 shares of common stock issued or issuable upon the conversion of convertible senior secured notes (the “Notes”) sold to entities affiliated with RTW Investments, LP (“RTW”), exclusive of any accrued but unpaid interest on the Notes that may be added to the outstanding principal amount of such Notes at the time of conversion, pursuant to the Amended Note Purchase Agreement (as defined below); (ii) 90,407 shares of common stock issued upon conversion of Series A non-voting convertible preferred stock, par value $0.0001 per share (“Series A Preferred Stock”), sold to entities affiliated with RTW pursuant to the Amended Note Purchase Agreement; (iii) 833,872 shares of common stock issued to certain selling securityholders for their portion of the Aggregate Intermediate Merger Closing Merger Consideration (as defined below) in connection with the consummation of the Business Combination (as defined below) in exchange for shares of common stock of Legacy Allurion purchased at effective purchase prices ranging from $0.25 per share to $454.75 per share of common stock; (iv) 109,486 shares of common stock issued to Compute Health Sponsor LLC (the “Sponsor”) in connection with the Business Combination in exchange for shares of Compute Health Class A Common Stock (as defined below) purchased at an effective purchase price per share of $176.00 (collectively clauses (iii) and (iv), the “Merger Consideration Shares”); (v) 56,000 shares of common stock (“Backstop Shares”) issued to entities affiliated with RTW and CFIP2 ALLE LLC (the “Fortress Investor”) pursuant to the Backstop Agreement (as defined below) at no cash cost to the entities affiliated with RTW or the Fortress Investor as consideration for the entities affiliated with RTW’s and the Fortress Investor’s respective purchase obligations thereunder; (vi) 15,508 shares of common stock (the “HVL Additional Shares”) issued to HVL pursuant to the HVL Termination Agreement (as defined below) at an effective purchase price of $125.00 per share, (vii) 10,000 shares of common stock issued to entities affiliated with RTW (the “Additional RTW Shares”) pursuant to the Amended and Restated RTW Side Letter (as defined below) at no cash cost to the entities affiliated with RTW; (viii) 10,000 shares of common stock (the “Additional Fortress Shares”) issued to the Fortress Investor pursuant to the Fortress Credit Agreement (as defined below) at no cash cost to Fortress or the Fortress Investor as partial consideration for loans made by Fortress thereunder; (ix) 21,023 shares of common stock issued to the Sponsor pursuant to the conversion of certain amounts of certain loans borrowed by Compute Health from the Sponsor or any of its affiliates that were outstanding as of the consummation of the Business Combination at a conversion price of $176.00 per share (the “Sponsor Loan Equity Issuance”); and (x) 211,400 shares of common stock (the “PIPE Shares”) purchased at the closing of the Business Combination by a number of subscribers at a subscription price of $176.00 per share pursuant to the PIPE Subscription Agreements (as defined below).

This prospectus also relates to (a) the resale of up to (i) an aggregate of 12,149 shares of common stock issuable upon the exercise of warrants to purchase shares of our common stock, at exercise prices that range from $0.50 per share to $303.50 per share, that were converted from Legacy Allurion Warrants (as defined in this prospectus) in connection with the Business Combination (the “Rollover Warrants”) and (ii) 90,407 shares of common stock issuable upon the exercise of private placement warrants to purchase common stock (the “July 2024 Private Placement Warrants”) sold to entities affiliated with RTW pursuant to the Amended Note Purchase Agreement; and (b) the issuance by us of up to 750,383 shares of common stock issuable upon the exercise of public warrants to purchase shares of our common stock, at an exercise price of $202.50 per share, that were originally issued in the initial public offering of Compute Health (the “Public Warrants” and, together with the Rollover Warrants and July 2024 Private Placement Warrants, the “Warrants”).

This prospectus provides you with a general description of such securities and the general manner in which the selling securityholders may offer or sell the securities. More specific terms of any securities that the selling securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares of our common stock by the selling securityholders. We will receive the proceeds from any exercise of any Warrants for cash, but not from the resale of any shares of common stock issuable upon exercise of such Warrants, which amount of aggregate proceeds, assuming the exercise of all Rollover Warrants would be $2.0 million, assuming the exercise of all July 2024 Private Placement Warrants would be $2.7 million, and assuming the exercise of all Public Warrants would be $152.0 million. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. As further discussed in this prospectus, as of the date of this prospectus, all of our Public Warrants and July 2024 Private Placement Warrants, and a significant portion of our Rollover Warrants, are “out of the money,” meaning the exercise price is higher than the market price of our common stock. Holders of such “out of the money” Warrants are not likely to exercise such Warrants.

The registration of the shares of our common stock covered by this prospectus does not mean that the selling securityholders will offer or sell any of the shares. The selling securityholders may resell the common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling securityholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

Any common stock subject to resale hereunder will have been issued by us and acquired by the selling securityholders prior to any resale of such shares pursuant to this prospectus. No underwriter or other person has been engaged to facilitate the sale of the shares in this offering. The selling securityholders will bear all commissions and discounts, if any, attributable to the sales of the shares of common stock offered hereby. We will incur costs and expenses in connection with the registration of the shares of our common stock offered hereby, including filing, legal and accounting fees. You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “ALUR.” On December 26, 2025, the last quoted sale price for the shares of our common stock as reported on the NYSE was $1.34 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Sales of a substantial number of shares of common stock in the public market, including the resale of the shares of common stock held by the selling securityholders pursuant to this prospectus, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock and make it more difficult for you to sell your stockholdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to this registration statement of which this prospectus forms a part, the selling securityholders will continue to offer the securities covered thereby pursuant to this prospectus for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 19 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is  ,  .

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders (as defined below) named in this prospectus may sell the securities described in this prospectus from time to time in one or more offerings as described in this prospectus. To the extent necessary, each time that the Selling Securityholders offer and sell securities, we or the Selling Securityholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read this prospectus and any applicable prospectus supplement and free writing prospectuses, together with the additional information described in the sections titled “Where You Can Find More Information” and “Incorporation by Reference.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference herein is accurate only as of the date of the incorporated document, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholders and their respective permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their respective permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the Selling Securityholders guarantee the accuracy or completeness of this information and neither we nor the Selling Securityholders have independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference in this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation by Reference.”

Unless the context otherwise requires, all references herein to “Allurion,” the “Company,” “we,” “us,” or “our” refer to the business and operations of Legacy Allurion (as defined below) and its consolidated subsidiaries prior to consummation of the Business Combination and to New Allurion (as defined below) and its consolidated subsidiaries following the consummation of the Business Combination. As noted above, “Legacy Allurion” refers to Allurion Technologies, LLC, which was previously known as Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc.) prior to the consummation of the Business Combination. “New Allurion” refers to Allurion Technologies, Inc., which was previously known as Allurion Technologies Holdings, Inc. prior to the consummation of the Business Combination.

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to those trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to the business and operations of Legacy Allurion and its consolidated subsidiaries prior to the Business Combination and to New Allurion and its subsidiaries following the Business Combination. In addition, as used in this prospectus, unless otherwise noted or the context otherwise requires, references to the following capitalized terms have the meanings set forth below:

“Additional RIFA Investors” refers to RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities Operating Ltd. (as transferee from RTW Biotech Opportunities Ltd. (formerly known as RTW Venture Fund Limited)) (in each case, together with their successors and permitted assigns).

“Aggregate Intermediate Merger Closing Merger Consideration” refers to the shares of our common stock issued or issuable to Historical Rollover Equityholders in connection with the consummation of the Intermediate Merger.

“AI” refers to artificial intelligence.

“Allurion Opco” refers to Allurion Technologies, LLC.

“Amended and Restated RTW Side Letter” refers to the Original RTW Side Letter, as amended by the Side Letter Amendment.

“Amended Note Purchase Agreement” refers to the Original Note Purchase Agreement, as amended by that certain First Amendment to the Note Purchase Agreement, dated as of April 16, 2024, that certain Omnibus Amendment, dated as of January 7, 2025 and that certain Second Amendment to the Note Purchase Agreement, dated as of April 15, 2025.

“Backstop Agreement” refers to the Backstop Agreement, dated as of May 2, 2023, by and among RTW, the Fortress Investor, Allurion, Legacy Allurion, and HVL, pursuant to which the Backstop Purchasers purchased an aggregate of $4.0 million of the HVL Bridge Note at the Backstop Closing.

“Backstop Closing” refers to the closing of the Backstop Purchasers’ purchase from HVL of the relevant portion of the HVL Bridge Note, as contemplated by the Backstop Agreement.

“Backstop Purchasers” refers to, collectively, the Fortress Investor and RTW.

“Backstop Shares” refers to, with respect to the Fortress Investor, 28,000 shares of our common stock and, with respect to RTW, 28,000 shares of our common stock, which, in each case, is the number of shares of our common stock we issued to such Backstop Purchaser pursuant to the Backstop Agreement.

“BCA Amendment” refers to the amendment to the Business Combination Agreement, dated as of May 2, 2023, by and among Compute Health, Merger Sub I, Merger Sub II, Allurion and Legacy Allurion.

“Board” refers to our Board of Directors.

“Bridge Notes” refers to $28.7 million aggregate principal amount of convertible unsecured promissory notes sold in a private placement by Legacy Allurion to various investors from February 15, 2023 until August 1, 2023.

“Business Combination” refers to the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” refers to the Existing Business Combination Agreement, as amended by the BCA Amendment.

“Bylaws” refers to the Amended and Restated Bylaws of Allurion.

“Chardan” refers to Chardan Capital Markets LLC, a New York limited liability company.

“Chardan Equity Facility” refers to Chardan’s committed equity facility.

“Charter” refers to the Amended and Restated Certificate of Incorporation of Allurion, as amended.

“Closing Date” refers to August 1, 2023.

“Closings” refers to, collectively, the closing of each of the CPUH Merger, the Intermediate Merger and the Final Merger.

“common stock” refers to the common stock, par value $0.0001 per share, of Allurion.

“Compute Health” refers to Compute Health Acquisition Corp., a Delaware corporation.

“Compute Health Class A Common Stock” refers to the Class A common stock, par value $0.0001 per share, of Compute Health issued in the IPO.

“CPUH Merger” refers to the merger, on the Closing Date, of Compute Health with and into Allurion, with Allurion surviving the merger as a publicly listed entity.

“CPUH Merger Closing” refers to the closing of the CPUH Merger.

“DGCL” refers to the Delaware General Corporation Law, as may be amended from time to time.

“dollars” or “$” refers to U.S. dollars.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Existing Business Combination Agreement” refers to the Business Combination Agreement, dated as of February 9, 2023, by and among Compute Health, Merger Sub I, Merger Sub II, Legacy Allurion and Allurion.

“February 2025 Investors” refers to the investors named in the February 2025 Securities Purchase Agreement.

“February 2025 Private Placement Warrants” refers to the 1,800,000 common warrants to purchase up to 1,800,000 shares of common stock issuable upon exercise of such warrants issued and sold to the February 2025 Investors in the February 2025 Private Placement.

“February 2025 Private Placement” refers to the issuance and sale in a private placement of February 2025 Private Placement Warrants to purchase up to 1,800,000 shares of common stock issuable upon exercise of such warrants to the February 2025 Investors.

“February 2025 Securities Purchase Agreement” refers to the Securities Purchase Agreement, dated as of February 19, 2025, by and among Allurion and the February 2025 Investors, pursuant to which Allurion issued and sold 900,000 shares of common stock and 1,800,000 accompanying common warrants to purchase up to 1,800,000 shares of common stock issuable upon exercise of such warrants to the February 2025 Investors.

“February 2025 Subscription Agreement” refers to the subscription agreement, dated as of February 19, 2025, by and between Allurion and Leavitt, pursuant to which Allurion issued and sold 267,686 shares of common stock and Leavitt Private Placement Warrants to purchase up to 535,372 shares of common stock to Leavitt in a private placement.

“Final Merger” refers to the merger, on the Closing Date, of Legacy Allurion with and into Merger Sub II, with Merger Sub II surviving the merger and remaining a direct, wholly-owned subsidiary of Allurion.

“Fortress” refers to Fortress Credit Corp. and/or one or more of its affiliates, as applicable.

“Fortress Credit Agreement” refers to the Credit Agreement and Guaranty, dated as of August 1, 2023, by and among Legacy Allurion, as the borrower, Allurion, the guarantors from time to time party thereto, the lenders from time to time parties thereto and Fortress, as administrative agent, as amended by Amendment No. 1 to the Credit Agreement and Guaranty, dated as of December 29, 2023.

“Fortress Investor” refers to CFIP2 ALLE LLC, an affiliate of Fortress Credit Corp., which is party to the Backstop Agreement and the Fortress Letter Agreement.

“Fortress Letter Agreement” refers to the Side Letter Agreement, dated as of May 2, 2023, by and among Legacy Allurion, the Fortress Investor and Fortress Credit Corp.

“Historical Rollover Equityholders” refers to the holders of shares of Legacy Allurion Common Stock, Legacy Allurion Preferred Stock, vested Legacy Allurion Options, Legacy Allurion RSU Awards and Legacy Allurion Warrants.

“HVL” refers to Hunter Ventures Limited, a limited partner of a fund managed by Krishna Gupta, a member of our Board.

“HVL Bridge Note” refers to that certain $13 million Bridge Note sold to HVL on February 15, 2023.

“HVL Termination Agreement” refers to the Side Letter Termination Agreement, dated as of May 2, 2023, by and among Legacy Allurion, Allurion, Romulus Growth Allurion L.P. and HVL.

“Intermediate Merger” refers to the merger, on the Closing Date, of Merger Sub I with and into Legacy Allurion, with Legacy Allurion surviving the merger as a direct, wholly-owned subsidiary of Allurion.

“Intermediate Merger Closing” refers to the closing of the Intermediate Merger.

“Intermediate Merger Effective Time” refers to the date and time at which the Intermediate Merger became effective.

“Initial Public Offering” or “IPO” refers to the initial public offering of Compute Health, which closed on February 9, 2021.

“Investor” refers to the Sponsor, certain Legacy Allurion Stockholders, and certain other parties, each a party to the Investor Rights Agreement.

“Investor Rights Agreement” refers to the Investor Rights and Lock-up Agreement, dated August 1, 2023, by and among Allurion, the Sponsor, certain Legacy Allurion Stockholders and certain other parties.

“January 2025 Investors” refers to the investors named in the January 2025 Securities Purchase Agreement.

“January 2025 Offering” refers to the issuance and sale of 1,240,000 shares of common stock to the January 2025 Investors.

“January 2025 Private Placement Warrants” refers to the 1,240,000 common warrants to purchase up to 1,240,000 shares of common stock issuable upon exercise of such warrants issued and sold to the January 2025 investors in the January 2025 Private Placement.

“January 2025 Private Placement” refers to the issuance and sale in a private placement of January 2025 Private Placement Warrants to purchase up to 1,240,000 shares of common stock issuable upon exercise of such warrants to the January 2025 Investors.

“January 2025 Securities Purchase Agreement” refers to the Securities Purchase Agreement, dated as of January 24, 2025, by and among Allurion and the January 2025 Investors, pursuant to which Allurion issued and sold 1,240,000 shares of common stock and 1,240,000 accompanying common warrants to purchase up to 1,240,000 shares of common stock upon exercise of such warrants to the January 2025 Investors.

“JOBS Act” refers to the Jumpstart Our Business Startups Act of 2012.

“July 2024 Private Placement Warrants” refers to the private placement warrants to purchase, in the aggregate, up to 90,407 shares of our common stock, at an exercise price of $30.00 per share.

“July 2024 Public Warrants” refers to the warrants to purchase, in the aggregate, 662,701 shares of our common stock, at an exercise price of $30.00 per share, that were issued in the Offering.

“Leavitt” refers to Leavitt Equity Partners III, L.P.

“Leavitt Private Placement Warrants” refers to the 535,372 common warrants to purchase up to 535,372 shares of common stock issuable upon exercise of such warrants issued and sold to Leavitt pursuant to the February 2025 Subscription Agreement.

“Leavitt 2025 Private Placement” refers to the issuance and sale in a private placement of 267,686 shares of common stock and Leavitt Private Placement Warrants to purchase up to 535,372 shares of common stock issuable upon exercise of warrants to Leavitt.

“Legacy Allurion” refers to the entity formerly known as Allurion Technologies, Inc. prior to the consummation of the Business Combination, which is now known as Allurion Technologies, LLC.

“Legacy Allurion Common Stock” refers to the common stock, par value $0.0001 per share, of Legacy Allurion.

“Legacy Allurion Options” refers to, as of any determination time, each option to purchase shares of Legacy Allurion Common Stock granted to any current or former director, manager, officer, employee or other service provider of Legacy Allurion or any of its subsidiaries that was outstanding and unexercised as of immediately prior to the Intermediate Merger Effective Time.

“Legacy Allurion Preferred Stock” refers to, collectively, the Legacy Allurion Series A Preferred Stock, the Legacy Allurion Series A-1 Preferred Stock, the Legacy Allurion Series B Preferred Stock, the Legacy Allurion Series C Preferred Stock, Legacy Allurion Series D-1 Preferred Stock, the Legacy Allurion Series D-2 Preferred Stock and the Legacy Allurion Series D-3 Preferred Stock.

“Legacy Allurion RSU Award” refers to all outstanding restricted stock unit awards denominated in shares of Legacy Allurion Common Stock immediately prior to the Intermediate Merger Effective Time, whether or not vested.

“Legacy Allurion Series A Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series A Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Series A-1 Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series A-1 Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Series B Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series B Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Series C Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series C Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Series D-1 Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series D-1 Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Series D-2 Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series D-2 Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Series D-3 Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series D-3 Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Stockholders” refers to the holders of Legacy Allurion Common Stock and/or Legacy Allurion Preferred Stock prior to the Business Combination.

“Legacy Allurion Warrants” refers to the warrants exercisable for a number of shares of Legacy Allurion Common Stock or Legacy Allurion Preferred Stock that were outstanding prior to the Closings.

“Merger Sub I” refers to Compute Health Corp., a Delaware corporation.

“Merger Sub II” refers to Compute Health LLC, a Delaware limited liability company.

“Merger Subs” refers to Merger Sub I and Merger Sub II.

“Notes” refers to the convertible senior secured notes, in the principal amount of $48 million, issued by Allurion pursuant to the Amended Note Purchase Agreement.

“NYSE” refers to The New York Stock Exchange.

“Omnibus Amendment” refers to the Omnibus Amendment by and between Allurion and Allurion Opco with Allurion Australia Pty Ltd, Allurion France, the Investors, the Purchasers and the Principal Purchaser to amend the Note Purchase Agreement and the RIFAs, dated as of January 7, 2025.

“Original RIFA” refers to the Revenue Interest Financing Agreement, dated as of February 9, 2023, by and among Legacy Allurion and RTW, as modified by that certain Assignment and Assumption, dated April 27, 2023, that certain Assignment Agreement, dated as of July 28, 2023, and that certain Company Assumption Agreement, dated as of August 1, 2023, that certain Omnibus Amendment, dated as of April 14, 2024, that certain Assignment Agreement, dated as of October 15, 2024, and as otherwise amended, restated, amended and restated, supplemented and otherwise modified prior to the date hereof.

“Original Note Purchase Agreement” refers to that certain Note Purchase Agreement, dated as of April 14, 2024, by and among Allurion, Allurion Opco, Allurion Australia Pty Ltd, a proprietary limited company organized under the laws of Australia and a wholly-owned subsidiary of Allurion, RTW and entities affiliated with RTW.

“Original RTW Side Letter” refers to that certain letter agreement, dated February 9, 2023, by and among Allurion, Legacy Allurion, Compute Health, Merger Sub II and RTW.

“PIPE Investors” refers to the investors that signed PIPE Subscription Agreements.

“PIPE Shares” refers to the shares of our common stock sold to the PIPE Investors pursuant to the PIPE Subscription Agreements.

“PIPE Subscription Agreements” refers to the subscription agreements, dated as of February 9, 2023, by and among Compute Health, Allurion and the PIPE Investors, pursuant to which Allurion agreed to issue shares of our common stock to the PIPE Investors following the CPUH Merger Closing and immediately prior to the Intermediate Merger Closing at a purchase price of $176.00 per share.

“Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Allurion.

“Public Warrants” refers to the public warrants to purchase, in the aggregate, up to 750,383 shares of our common stock, at an exercise price of $202.50 per share, that were originally issued in the Initial Public Offering of Compute Health and assumed by us in connection with the Business Combination.

“Revenue Interest Financing Agreement” refers to the Original RIFA, as amended by the RIFA Amendment.

“RIFA Amendment” refers to the Omnibus Amendment to the Revenue Interest Financing Agreement, dated as of April 14, 2024, by and among Allurion, Legacy Allurion, RTW and other parties thereto.

“RIFAs” refers to the Original RIFA, the RIFA Amendment and the Second RIFA.

“Rollover Warrants” refers to the privately placed warrants to acquire up to an aggregate of 12,149 shares of our common stock, at exercise prices that range from $0.50 per share to $303.50 per share, which were converted from Legacy Allurion Warrants at the Intermediate Merger Effective Time.

“RTW” refers to RTW Investments, LP.

“RTW Registration Statement” refers to the registration statement on Form S-1 of which this prospectus forms a part, as the same may be amended from time to time.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Second RIFA” refers to the Revenue Interest Financing Agreement, by and between Allurion and the Second RIFA Investors, dated as of October 30, 2024, as amended.

“Second RIFA Investors” refers to certain entities that have engaged RTW as investment manager.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Series A Preferred Stock” refers to the shares of Series A preferred stock, par value $0.0001 per share, of Allurion.

“Side Letter Amendment” refers to the First Amendment to Amended and Restated Side Letter with the Additional RIFA Investors, dated as of April 14, 2024.

“Sponsor” refers to Compute Health Sponsor LLC, a Delaware limited liability company.

“Sponsor Loans” refers to loans borrowed by Compute Health from the Sponsor or any of its affiliates to meet Compute Health’s reasonable funding requirements pursuant to those certain promissory notes for working capital loans, dated April 6, 2021, July 28, 2022 and February 9, 2023.

“Sponsor Loan Equity Issuance” refers to the issuance of 21,023 shares of common stock upon conversion of the amounts of the Sponsor Loans outstanding as of the consummation of the Business Combination that were in excess of $2,500,000 up to an amount not to exceed $5,250,000, at a price per share equal to $176.00.

“Sponsor Support Agreement” refers to the Sponsor Support Agreement, by and among Compute Health, the Sponsor, Allurion, Legacy Allurion and the Additional Class B Holders, dated as of February 9, 2023.

“Series A Preferred Stock Subscription Agreement” refers to the subscription agreement, dated as of June 28, 2024, by and among Allurion and funds affiliated with RTW, pursuant to which we agreed to sell to entities affiliated with RTW 90,407 shares of Series A Preferred Stock and 90,407 July 2024 Private Placement Warrants, at a purchase price of $30.00 per share and warrant.

“VWAP” refers to volume weighted average price of a security on the NYSE, or any other national securities exchange on which such securities are then traded, as applicable.

“Warrants” refers to (i) the Public Warrants, (ii) the July 2024 Private Placement Warrants and (iii) the Rollover Warrants, each exercisable for shares of common stock.

“Warrant Agent” refers to Continental Stock Transfer & Trust Company, in its capacity as agent for the Public Warrants.

“Warrant Agreement” refers to the Warrant Agreement, dated February 4, 2021, by and between Compute Health and the Warrant Agent, as amended by the Warrant Amendment and the Warrant Assumption Agreement.

“Warrant Amendment” refers to the First Amendment to Warrant Agreement, dated as of August 1, 2023, by and between Compute Health and the Warrant Agent.

“Warrant Assumption Agreement” refers to the Warrant Assignment, Assumption and Amendment Agreement, entered into by and among Compute Health, Allurion and the Warrant Agent in connection with the CPUH Merger Closing, pursuant to which the Warrant Agreement was assigned to, and assumed by, Allurion.

“2024 Annual Meeting” refers to the Company’s 2024 annual meeting of stockholders, held on December 16, 2024.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements regarding the plans, strategies and prospects, both business and financial, of Allurion Technologies, Inc. (“Allurion”, the “Company”, “we”, “our”, or “us”). Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors. Such risks, uncertainties and other factors could cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “target,” “goal,” “forecasts,” “may,” “will,” “potential,” “should,” “would,” “could,” “future,” “seeks,” “plans,” “predicts,” “propose,” “scheduled,” “anticipates,” “intends,” or similar expressions. Such statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.

Forward-looking statements in this prospectus include, but are not limited to, statements about our ability to:

•	realize the benefits expected from the Business Combination;

•	successfully defend litigation that may be instituted against us;

•	manage the timing, costs, and effects of our reduction in force and strategic restructuring plan;

•	manage various conflicts of interest that could arise among us and our affiliates, investors, directors, and officers;

•	successfully deploy our cash and cash equivalents and proceeds from the Chardan Equity Facility;

•	maintain the listing of our securities on the NYSE, and the potential liquidity and trading of such securities;

•	acquire sufficient sources of funding if and when needed;

•	attract and retain key employees, officers, and directors;

•

implement and achieve business plans, forecasts, and other expectations, including any financial projections provided to PIPE Investors in connection with the Business Combination, the Purchasers in connection with the issuance of the Notes, and the investors in any offering, and identify and realize additional opportunities;

•	manage risks associated with our management having limited experience operating as a public company;

•

commercialize current and future products and services and create sufficient demand among health care providers and patients for such products, including the launch of our compounded GLP-1 program and achieving the expected benefits of such program;

•

successfully complete current and future preclinical studies and clinical trials of the swallowable, ProcedurelessTM intragastric balloon for weight loss developed by us (the “Allurion Smart Capsule”) and any other future product candidates;

•	obtain market acceptance of the Allurion Smart Capsule as safe and effective in any market in which it is or becomes approved;

•

cost-effectively sell existing and future products through distribution arrangements with distributors and/or successfully adopt a direct sales force as part of a hybrid sales model that includes both distributors and a direct sales effort;

•	timely collect accounts receivable from our customers;

•

obtain regulatory approval or clearance in the U.S. and certain jurisdictions for current and future products and maintain previously obtained approvals and/or clearances in those jurisdictions where products and services are currently offered;

•	accurately forecast customer demand and manufacture sufficient quantities of products that patients and health care providers request;

•

successfully compete in the highly competitive and rapidly changing regulated industries in which we operate, and effectively address changes in such industries, including changes in competitors’ products and services and changes in the laws and regulations that affect us;

•

successfully manage any future international expansion of our business and navigate business, regulatory, political, operational, financial, and economic risks associated with doing business internationally;

•	successfully manage any future growth or contraction in our business;

•	contract with third-party suppliers, manufacturers and providers and monitor such third parties’ ability to perform adequately under those arrangements;

•	comply with applicable legal and regulatory obligations;

•	obtain and maintain intellectual property protection for our products and technologies and acquire or license (on commercially reasonable terms) intellectual property from third parties;

•	sell products, and use proprietary technologies, without infringing, misappropriating, or otherwise violating the proprietary rights or intellectual property of third parties;

•	manage the impact of any significant acquisitions, dispositions, and other similar or material transactions;

•

implement and maintain effective internal controls over financial reporting, including with respect to the restatement of our prior financial statements, and remediate the existing material weaknesses in our internal controls;

•

manage the effects of natural disasters, acts of war or terrorism, the spread and/or abatement of infectious diseases, general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, and currency fluctuations, and other events beyond our reasonable control, including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related to such events, on our ability to implement business plans, forecasts, and other expectations; and

•	other factors detailed under the section entitled “Risk Factors.”

We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy, and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions and other factors described in the section entitled “Risk Factors” beginning on page 19 and elsewhere in this prospectus and the documents incorporated by reference herein. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in very competitive and rapidly changing environments. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-

looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Our Company,” “Where You Can Find More Information,” and our consolidated financial statements and related notes incorporated by reference to this prospectus, before making an investment decision. See “Cautionary Statement Regarding Forward-Looking Statements.” In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us,” “Allurion,” the “Registrant,” and the “Company” refer to Allurion Technologies, Inc. and its consolidated subsidiaries.

Overview

We are a leading medical device company that is focused on creating a best-in-class weight loss platform to treat obese and overweight patients. Our platform, the Allurion Program (the “Allurion Program”), features the world’s first and only swallowable, ProcedurelessTM intragastric balloon for weight loss, the Allurion Smart Capsule, and offers AI-powered remote patient monitoring tools, a proprietary behavior change program, secure messaging and video telehealth that are delivered by the Allurion Virtual Care Suite (“VCS”).

The Allurion Program is designed to achieve metabolically healthy weight loss, which entails losing weight, maintaining that weight loss, and maintaining or increasing muscle mass in the process. Unlike other options that lead to short-term weight loss and muscle wasting, the Allurion Program is intended to deliver longer lasting results while reducing fat and not muscle. We believe the Allurion Program is also synergistic in combination with other weight loss therapies, including glucagon-like peptide 1 (“GLP-1”) receptor agonists.

Our proprietary intragastric balloon, the Allurion Smart Capsule, is swallowed as a capsule under the guidance of a health care provider without surgery, endoscopy, or anesthesia for placement.

The Allurion VCS is comprised of tools to support patients’ weight loss experience, which we believe benefit both patients and health care providers:

•

For Allurion Program patients: Every current Allurion Program patient receives an Allurion Connected Scale (“Allurion Connected Scale”) and access to our mobile app (the “App”), which integrates data from the Allurion Connected Scale and wearable trackers, to conveniently monitor weight, muscle mass, body fat, activity, sleep, and several other critical metrics. The App can also enable secure messaging and video telehealth with the patient’s care team and can deliver content from Allurion’s proprietary behavior change program—a library of 100 weight loss actions related to diet, nutrition, exercise, mental health, sleep, goal setting, and a number of other topics—directly to the patient. The App is available in 15 languages.

•

For Allurion Program providers: Our clinic dashboard, Allurion Insights, provides end-to-end remote patient monitoring powered by the Allurion Iris AI platform, which leverages machine learning to deliver key insights related to patient tracking data. Allurion Insights offers real-time access to patient data and AI-powered analytics, note functionality to keep track of patient encounters, and clinic-wide metrics that provide a snapshot of the clinic’s overall performance.

In addition to its use by Allurion Smart Capsule patients, we believe the Allurion VCS can potentially be a platform for optimal long-term follow-up after other medical and surgical weight loss interventions in the future.

We have incorporated a Treatment Tracking and Clinic-Led Onboarding feature into the VCS that enables seamless onboarding and management of patients undergoing one or multiple weight loss treatments, including gastric balloons such as the Allurion Smart Capsule, surgery, or medication, and in April 2024 launched the VCS in the United States for patients utilizing other weight loss treatments, including anti-obesity medications and bariatric surgery.

Our Allurion Program products are currently sold in Europe, the Middle East, Africa, Latin America, Canada and the Asia-Pacific region. We have submitted our premarket application for approval by the U.S. Food and Drug Administration for sale of our Allurion Program in the United States.

Recent Developments

November 2025 Private Placement

On November 11, 2025, we entered into a securities purchase agreement, dated as of November 12, 2025 (the “November 2025 Securities Purchase Agreement”) with certain accredited investors named therein, pursuant to which we agreed to issue and sell 2,994,012 shares of our common stock and accompanying private placement warrants to purchase up to 2,994,012 shares of common stock , for an aggregate purchase price of approximately $5.0 million at a purchase price of $1.67 per share of common stock and accompanying private placement warrant.

Exchange Agreement

On November 11, 2025, we entered into a securities purchase and exchange agreement with RTW, dated November 11, 2025 (the “Exchange Agreement”), pursuant to which RTW has agreed to exchange all of the (i) principal amount of the Notes purchased pursuant to the terms of the Amended Note Purchase Agreement, including interest accrued on the Notes; (ii) Company obligations under the Revenue Interest Financing Agreement; and (iii) Company obligations under the Second RIFA for shares of Series B Preferred Stock of the Company (the “Exchange”). RTW’s obligation to consummate the closing of the Exchange is conditioned upon, among other things, the receipt of stockholder approval of the issuance of Series B Preferred Stock, which was obtained on December 18, 2025. The terms of the Series B Preferred Stock are described in our Current Report on Form 8-K, filed with the SEC on November 12, 2025.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparability of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the effectiveness of the registration statement filed in connection with our Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K promulgated under the Securities Act, which allows us to take advantage of certain exemptions from disclosure requirements, including exemption from compliance with the auditor attestation requirements of Section 404. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of our common stock held by non-affiliates exceeds $250 million as of the prior June 30 and our annual revenue exceeded $100 million during such completed fiscal year or (ii) the market value of the shares of our common stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Company Information

We were incorporated under the laws of the State of Delaware on January 25, 2023. The mailing address of our principal executive office is 11 Huron Drive, Natick, MA 01760, and the telephone number is (508) 647-4000.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. We also maintain a website at www.allurion.com. We make available, free of charge, on our investor relations website at investors.allurion.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. Information contained on or accessible through our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

THE OFFERING

Issuer	Allurion Technologies, Inc., a Delaware corporation.

Shares of Common Stock offered by the Selling Securityholders

•	Up to 15,686,056 shares of common stock, consisting of:

•	Up to 14,328,360 shares of common stock issued or issuable upon the conversion of the Notes;

•	Up to 90,407 shares of common stock issued upon the conversion of the Series A Preferred Stock;

•	Up to 943,358 Merger Consideration Shares issued in connection with the Business Combination;

•	Up to 56,000 Backstop Shares issued pursuant to the Backstop Agreement;

•	Up to 15,508 HVL Additional Shares issued pursuant to the HVL Termination Agreement;

•	Up to 10,000 Additional RTW Shares issued pursuant to the Amended and Restated RTW Side Letter;

•	Up to 10,000 Additional Fortress Shares issued pursuant to the Fortress Credit Agreement;

•	Up to 21,023 shares of common stock issued pursuant to the Sponsor Loan Equity Issuance; and

•	Up to 211,400 PIPE Shares issued pursuant to the PIPE Subscription Agreements.

•	Up to 102,556 shares of common stock underlying certain of the Warrants, consisting of:

•	Up to 12,149 shares of common stock issuable upon exercise of Rollover Warrants; and

•	Up to 90,407 shares of common stock issuable upon the exercise of the July 2024 Private Placement Warrants.

The actual number of shares of our common stock that may be issued upon conversion of the Notes will vary depending on the then-current conversion price of the Notes sold. We initially registered the number of shares of common stock issuable assuming the shares were issued at the then-current conversion rate of 617.2840 shares of common stock per $1,000 principal amount of Notes, exclusive of any accrued but unpaid interest on the Notes that may be added to the outstanding principal amount of such Notes at the time of conversion. If certain corporate events that constitute a Make-Whole Fundamental Change occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time up to a maximum rate of an additional 647.1120 shares of common stock per $1,000 principal amount of Notes. In addition, calling any Note for redemption will also constitute a Make-Whole Fundamental Change with respect to that Note, in which case the conversion rate applicable to the conversion of that note will be increased in certain circumstances if it is converted after it is called for redemption. In addition, the number of shares of common stock issuable upon conversion of the Notes may increase as interest on the Notes accrues.

Shares of common stock offered by us	Up to 750,383 shares of common stock issuable upon exercise of Public Warrants.

Shares of common stock outstanding prior to exercise of all Warrants	12,290,234 shares (as of December 29, 2025).

Shares of common stock outstanding assuming exercise of all Warrants	13,143,173 shares (as of December 29, 2025).

Offering price	The exercise prices for the Rollover Warrants range from $0.50 per share to $303.50 per share.

The exercise price for the Public Warrants is $202.50 per share, subject to adjustment.

The Selling Securityholders may resell the common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

Use of proceeds	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares of our common stock by the Selling Securityholders.

In addition, we will receive the proceeds from any exercise of any Warrants for cash, but not from the resale of any shares of common stock issuable upon exercise of such Warrants, which amount of aggregate proceeds, assuming the exercise of all Rollover Warrants would be $2.0 million, assuming the exercise of all July 2024 Private Placement Warrants would be $2.7 million, and assuming the exercise of all Public Warrants would be $152.0 million. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. As further discussed in this prospectus, as of the date of this prospectus, all of our Public Warrants and July 2024 Private Placement Warrants, and a significant portion of our Rollover Warrants, are “out of the money,” meaning the exercise price is higher than the market price of our common stock. Holders of such “out of the money” Warrants are not likely to exercise such Warrants.

Common stock ticker symbol	“ALUR.”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed under the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments or updates to our risk factors reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus, together with other information in this prospectus, the documents incorporated by reference, any prospectus supplement and any free writing prospectus that we may authorize. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment. Please also read carefully the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering and Ownership of Our Securities

The issuances of our common stock to the selling securityholders upon conversion of the Notes and exercise of the Warrants will cause substantial dilution to our existing stockholders, and the sale of the shares of common stock acquired by the selling securityholders, or the perception that such sales may occur, could cause the market price of our common stock to fall.

We are registering (i) up to 15,686,056 shares of our common stock for resale under the Registration Statements, which includes the number of shares of common stock issued or issuable upon conversion of the Notes and (ii) up to 852,939 shares of common stock issuable upon conversion of the Warrants.

We initially registered the number of shares of common stock issuable upon conversion of the Notes assuming the shares were issued at the then-current conversion rate of 617.2840 shares of common stock per $1,000 principal amount of Notes. Pursuant to the Second Note Purchase Agreement Amendment, on April 16, 2025, the holders of the Notes (the “Purchasers”) converted $5 million aggregate principal amount of Notes into 1,492,539 shares of common stock and, on November 4, 2025, the Purchasers converted an additional $5 million aggregate principal amount of Notes into 1,492,539 additional shares of common stock.

In addition, the Purchasers may provide the Company notice to convert up to an additional $5 million aggregate principal amount of Notes into shares of common stock at a rate equal to the lesser of (i) the quotient of $1,000 divided by the daily volume weighted average price of the common stock for the five consecutive trading day period ending on the trading day immediately preceding the date of the delivery of the Purchaser’s notice discounted by five percent and (ii) a floor conversion rate of 298.5075 shares of common stock per $1,000 principal amount of Notes (the “5-Day VWAP Conversion Rate”). We have the right to accept or reject such conversion in our sole discretion.

Finally, during the one year period ending on April 15, 2026, the Purchasers in their sole discretion may provide the Company notice to convert up to an additional $1 million aggregate principal amount of Notes in any 30-day period into shares of common stock at the 5-Day VWAP Conversion Rate. If the Purchasers do not exercise their right to provide a notice to convert all or a portion of $1 million aggregate principal amount of Notes per 30-day period, any shortfall may be included in the amount to be converted in a subsequent 30-day period. The maximum principal amount of Notes that may be converted under such conversion provision is $12 million. We have the right to accept or reject such conversions in our sole discretion.

If certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Amended Note Purchase Agreement) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time up to a maximum rate of an additional 647.1120 shares of common stock per $1,000 principal amount of Notes. In addition, calling any Note for redemption will also constitute a Make-Whole Fundamental Change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption. The actual number of shares of our common stock that may be issued upon conversion of the Notes will vary depending on the then-current conversion price of the Notes sold. In addition, the number of shares of common stock issuable upon conversion of the Notes may increase as interest on the Notes accrues.

Depending on market liquidity at the time, issuances and any subsequent sales of our common stock by the selling securityholders may cause the trading price of our common stock to fall.

If, as and when the selling securityholders convert the Notes and exercise the Warrants, after the selling securityholders have acquired the shares, the selling securityholders may resell all, some, or none of those shares at any time or from time to time in their discretion. Therefore, issuances to the selling securityholders upon conversion of the Notes and exercise of the Warrants will result in dilution to the interests of other holders of our common stock. Moreover, depending on the then-current conversion price of the Notes and exercise price of the Warrants, the selling securityholders may receive shares of common stock at a discounted price to the then-prevailing market price for our common stock. As a result, the selling securityholders may have an incentive to sell their shares because they will still profit, and may sell such shares immediately after receipt of such shares, which could cause the price of our common stock to decrease.

Additionally, the issuance of a substantial number of shares of our common stock to the selling securityholders, or the anticipation of such issuances, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Future sales of substantial amounts of the shares of our common stock by the selling securityholders and others could adversely affect the price of our common stock.

The shares of our common stock issued upon conversion of the Notes and exercise of the Warrants will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our common stock may be sold by the selling securityholders in the public market. If there are significantly more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock will decline to a market price at which buyers are willing to purchase the offered common stock and sellers remain willing to sell our common stock. The sale of shares by the selling securityholders or any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could also adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

If we or our existing stockholders, our directors or their affiliates or certain of our executive officers, sell a substantial number of our common stock in the public market, including the shares issuable upon conversion of the Notes or exercise of the Warrants, the market price of our common stock could decrease significantly. The perception in the public market that we or our stockholders might sell our common stock could also depress the market price of our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities.

USE OF PROCEEDS

All of the shares of our common stock offered by the Selling Securityholders will be solely for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive the proceeds from any exercise of any Warrants for cash, but not from the resale of any shares of common stock issuable upon exercise of such Warrants, which amount of aggregate proceeds, assuming the exercise of all Rollover Warrants would be $2.0 million, assuming the exercise of all July 2024 Private Placement Warrants would be $2.7 million, and assuming the exercise of all Public Warrants would be $152.0 million. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. As further discussed in this prospectus, as of the date of this prospectus, all of our Public Warrants and July 2024 Private Placement Warrants, and a significant portion of our Rollover Warrants, are “out of the money,” meaning the exercise price is higher than the market price of our common stock. Holders of such “out of the money” Warrants are not likely to exercise such Warrants.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such selling securityholder in disposing of such Selling Securityholder’s shares of common stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration, listing and qualifications fees, printers fees, and fees and disbursements of our counsel and our independent registered public accountants.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale, from time to time, by the Selling Securityholders or their permitted transferees, of:

•	Up to 15,686,056 shares of common stock, consisting of:

•	Up to 14,328,360 shares of common stock issued or issuable upon the conversion of the Notes;

•	Up to 90,407 shares of common stock issued upon the conversion of the Series A Preferred Stock;

•	Up to 943,358 Merger Consideration Shares issued in connection with the Business Combination;

•	Up to 56,000 Backstop Shares issued pursuant to the Backstop Agreement;

•	Up to 15,508 HVL Additional Shares issued pursuant to the HVL Termination Agreement;

•	Up to 10,000 Additional RTW Shares issued pursuant to the Amended and Restated RTW Side Letter;

•	Up to 10,000 Additional Fortress Shares issued pursuant to the Fortress Credit Agreement;

•	Up to 21,023 shares of common stock issued pursuant to the Sponsor Loan Equity Issuance; and

•	Up to 211,400 PIPE Shares issued pursuant to the PIPE Subscription Agreements.

•	Up to 102,556 shares of common stock underlying certain of the Warrants, consisting of:

•	Up to 12,149 shares of common stock issuable upon exercise of Rollover Warrants; and

•	Up to 90,407 shares of common stock issuable upon the exercise of the July 2024 Private Placement Warrants.

This prospectus also relates to the issuance by us of up to 750,383 shares of common stock issuable upon exercise of Public Warrants. Such shares are not included in the table below, unless specifically indicated in the footnotes thereto.

Unless the context otherwise requires, as used in this prospectus, “Selling Securityholders” includes the selling securityholders listed below and permitted pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the Selling Securityholders’ interest in the shares of common stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale.

The following table sets forth certain information as of December 29, 2025 concerning the shares of common stock that may be offered from time to time by each Selling Securityholder under this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

The shares of common stock held by the Selling Securityholders represent a substantial number of our outstanding common stock. The sale of such common stock, or the perception that such sales might occur could significantly impact the price of our common stock. See “Risk Factors—Risks Related to this Offering—Future sales of substantial amounts of the shares of our common stock by the selling securityholder and others could adversely affect the price of our common stock” for more information.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

Except as set forth in the footnotes below, the address of each Selling Securityholder is c/o Allurion Technologies, Inc., 11 Huron Drive, Natick, MA 01760.

Conversion and Beneficial Ownership Limitations

Notes

The actual number of shares of our common stock that may be issued upon conversion of the Notes will vary depending on the then-current conversion price of the Notes sold. We initially registered the number of shares of common stock issuable assuming the shares were issued at the then-current conversion rate of 617.2840 shares of common stock per $1,000 principal amount of Notes, exclusive of any accrued but unpaid interest on the Notes that may be added to the outstanding principal amount of such Notes at the time of conversion. If certain corporate events that constitute a Make-Whole Fundamental Change occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time up to a maximum rate of an additional 647.1120 shares of common stock per $1,000 principal amount of Notes. In addition, calling any Note for redemption will also constitute a Make-Whole Fundamental Change with respect to that Note, in which case the conversion rate applicable to the conversion of that note will be increased in certain circumstances if it is converted after it is called for redemption. In addition, the number of shares of common stock issuable upon conversion of the Notes may increase as interest on the Notes accrues.

Subject to specified conditions, on or after April 16, 2028, the Notes are redeemable by us at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Pursuant to the terms of the Amended Note Purchase Agreement, each Purchaser is subject to a beneficial ownership conversion limitation such that no Purchaser shall be permitted to convert Notes to the extent it would result in such Purchaser and its affiliates beneficially owning more than the beneficial ownership limitation, currently set at 9.99% of our common stock. The Second Note Purchase Agreement Amendment also contains an agreement by the Purchasers that, without the prior written consent of the Company, until the Voting Agreement Termination Date (as defined below), at any meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance in which a vote, consent or other approval of stockholders is sought, the Purchasers will either, at their sole option (i) abstain from voting the shares of common stock issued pursuant to the new conversion provisions set forth in the Second Note Purchase Agreement Amendment, or (ii) vote such shares in proportion to the votes cast on the applicable matter with respect to the shares of common stock beneficially owned by persons other than the Purchasers or any of their affiliates. Such voting agreement shall terminate upon the earlier of (i) the effective date of any Fundamental Change or Make-Whole Fundamental Change (as such terms are defined in the Amended Note Purchase Agreement) and (ii) the date on which the Purchasers and their affiliates collectively have the power to vote shares of common stock (including the shares issued upon conversion pursuant to the Second Note Purchase Agreement Amendment) representing less than 9.9% of the voting power of the outstanding shares of the Company (such date, the “Voting Agreement Termination Date”).

Series A Preferred Stock, July 2024 Private Placement Warrants and July 2024 Public Warrants

Following the 2024 Annual Meeting, each share of Series A Preferred Stock automatically converted into one share of common stock (or pre-funded warrants), subject to adjustment on December 16, 2024; provided, however, that in no event shall the Series A Preferred Stock be converted into a number of shares of common stock exceeding the beneficial ownership limitation, currently set at 9.99% of the total number of shares of common stock outstanding.

Following the 2024 Annual Meeting, the July 2024 Private Placement Warrants are exercisable at an exercise price of $30.00 and will expire on December 16, 2029, subject to certain limitations. Certain purchasers in the January 2025 Offering, January 2025 Private Placement and Leavitt 2025 Private Placement are holders of July 2024 Public Warrants. In connection with the January 2025 Offering, January 2025 Private Placement and Leavitt 2025 Private Placement, we agreed to seek stockholder approval to reduce the exercise price of certain July 2024 Public Warrants held by such purchasers to $6.00 per share. Such stockholder approval was obtained on April 10, 2025 and as a result, such July 2024 Public Warrants are exercisable at the reduced price. A holder of July 2024 Private Placement Warrants and July 2024 Public Warrants may not exercise the July 2024 Private Placement Warrants or July 2024 Public Warrants if such holder, together with its affiliates, would beneficially own more than 4.99% (or, upon election by a holder prior to the issuance of the applicable warrant, or upon at least 61 days’ prior notice from the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise.

Material Relationships

In addition to being a party to the Amended Note Purchase Agreement and the Series A Preferred Stock Subscription Agreement and a purchaser of Notes, entities affiliated with RTW are party to the RIFAs, the Amended and Restated RTW Side Letter, the PIPE Subscription Agreement, the Exchange Agreement and the November 2025 Securities Purchase Agreement. Pursuant to the Amended and Restated RTW Side Letter, entities affiliated with RTW have the right to designate an independent director nominee to be elected by our stockholders. Pursuant to the Amended Note Purchase Agreement, until the Notes are converted or repaid in full, entities affiliated with RTW will be entitled to designate one representative who will serve as a non-voting board observer to the Board. In addition, in September 2024, we appointed Keith Johns to our Board, in satisfaction of certain obligations to entities affiliated with RTW set forth in the Amended Note Purchase Agreement.

Upon the closing of the Exchange, RTW’s rights to appoint certain directors of the Company pursuant to the Amended Note Purchase Agreement and the RIFAs will terminate and be replaced by the rights set forth in the Certificate of Designations of Rights and Preferences of the Series B Preferred Stock (the “Certificate of Designations”). Pursuant to the terms of the Certificate of Designations, for so long as RTW or its affiliates beneficially own at least: (i) 10% of our securities, RTW will have the right to nominate an individual for election to the Board and (ii) 30% of our securities, RTW will have the right to nominate a second individual for election to the Board, in each case subject to the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the approval of the Board. Such individuals shall initially be Nicholas Lewin and R. Jason Richey, respectively, who currently serve on the Board. In addition, for so long as (x) a Specified Breach Event (as defined below) has occurred and is continuing and (y) RTW or its affiliates beneficially own at least 10% of the Company’s securities, RTW will have the right to nominate two additional individuals for election to the Board, in each case subject to the recommendation of the Nominating Committee and the approval of the Board. Notwithstanding the foregoing, if the appointment of such individuals would result in a majority of the Board being comprised of individuals nominated by RTW, then (i) such nomination right will be reduced so that all individuals nominated by RTW shall represent less than a majority of the Board, (ii) we will use our best efforts to increase the size of the Board to permit nomination of both individuals while all individuals nominated by RTW represent less than a majority of the Board, and (iii) the dividend rate of the Series B Preferred Stock will be increased by 2% during such period that at least one such individual cannot be appointed. “Specified Breach Event” means our failure to satisfy our obligations under the Exchange Agreement to: (i) maintain a minimum aggregate balance of $3.0 million in unrestricted cash and (ii) obtain a marketing authorization from the U.S. Food and Drug Administration for one of its products no later than December 31, 2026, which, in each case, has not been cured.

Except for the foregoing relationships, entities affiliated with RTW have not had any material relationship with us or any of our affiliates within the past three years.

Name of Selling Securityholders	Shares Beneficially Owned Prior to Offering (1)	Registered for Sale in Offering (2)	Shares Beneficially Owned After this Offering (1)(2)
			Shares	Percent
Ajai Bhandari(3)	1,648	1,648	—	—
AL-1114 Fund II, a series of SaxeCap, LP(4)	2,559	2,559	—	—
Alexandre Karam(5)	495	495	—	—
ALL Gaingels Fund I(6)	528	528	—	—
Amarat Investments Limited(7)	95,457	95,457	—	—
Andrea Mari DiBiase (f/k/a Andrea Mari Durgarian)(8)	462	462	—	—
Andres Daniel Mogollon(9)	2,403	2,403	—	—
Anthony Lembo(10)	1,266	1,266	—	—
Anthony R. Zelle(11)	3,029	3,029	—	—
Anuj Khanna(12)	6,587	412	—	—
Ashok Patel(13)	2,471	2,471	—	—
Barbara Byrd Wecker(14)	2,802	2,802	—	—
Benon Group Ltd.(15)	5,554	5,554	—	—
Bharat Anand(16)	1,221	1,221	—	—
Bridge Nine Fund I LP (f/k/a Bridge Nine LTD.)(17)	14,459	14,459	—	—
Bruce D. Schirmer(18)	1,591	1,591	—	—
Cambridge Polymer Group Inc.(19)	2,930	2,930	—	—
Catherine P. Cheney(20)	2,842	2,842	—	—
CFIP2 ALLE LLC(21)	51,361	38,000	13,361	*
Chaffee Associates(22)	536	536	—	—
Chirag R. Doshi(23)	346	346	—	—
Cogepa Investments(24)	11,891	11,891	—	—
Competrol Establishment(25)	28,410	28,410	—	—
Compute Health Sponsor LLC(26)	130,509	130,509	—	—
Benjamin Lewin(27)	1,421	1,421
Dan Newman(28)	2,685	2,685	—	—
Daniel Jones(29)	1,816	1,816	—	—
David I. Kosowsky 1989 Revocable Indenture of Trust(30)	4,216	4,216	—	—
David McCarthy(31)	2,883	2,883	—	—
Ebisu Capital Limited(32)	1,169	1,169	—	—
Elise Jeneve Durgarian(33)	462	462	—	—
Entities affiliated with RTW Investments, LP(34)	5,891,430	14,541,995	5,891,430	47.9%
Equity Trust Company Custodian FBO Brent Williams Roth IRA(35)	2,169	2,169	—	—
Eric S. Weiss(36)	165	165	—	—
Evan Malik(37)	2,487	2,487	—	—
FFP Investments LLC(38)	5,048	5,048	—	—
Flying Frog Limited(39)	357	357	—	—
Frances and John D. Gordon(40)	412	412	—	—
Fredric Gordon(41)	1,853	1,853	—	—
Gavin Dreyer(42)	824	824	—	—
George Dickstein(43)	4,514	4,514	—	—
George M. Tsandikos Revocable Trust(44)	588	588	—	—
Hari Babu(45)	1,049	1,049	—	—
Harold Solomon(46)	3,630	3,630	—	—

Name of Selling Securityholders	Shares Beneficially Owned Prior to Offering (1)	Registered for Sale in Offering (2)	Shares Beneficially Owned After this Offering (1)(2)
			Shares	Percent
Harry Anastopoulos(47)	18,097	16,397	1,700	*
Henry Hancock(48)	3,500	3,500	—	—
Henry Kay(49)	1,716	1,716	—	—
Highline Investments LLC(50)	30,991	28,318	2,673	*
Hugo Ahn(51)	1,708	1,708	—	—
Hunter Ventures Limited(52)	33,262	15,508	17,754	*
Jaime Oviedo(53)	1,487	1,487	—	—
James M. Rabb Trust I(54)	2,000	2,000	—	—
James Rabb(55)	3,362	3,362
Jane Fong(56)	3,809	3,809	—	—
Janie Knight(57)	1,061	1,061	—	—
JCD Ventures, LLC(58)	5,913	5,913	—	—
Jeanne-Marie Demetriou 2011 Revocable Trust(59)	2,494	2,494	—	—
Jeffrey Swartz(60)	412	412	—	—
Jerry S. Stern(61)	3,156	3,156	—	—
Jill Yablon(62)	356	356	—	—
John Michael Hancock(63)	4,230	4,230	—	—
John Thomas Lamont(64)	350	350	—	—
Jon B. Fougner(65)	5,256	5,256	—	—
Jonathan Kutchins(66)	1,943	1,943	—	—
Jordan Busch(67)	4,544	4,544	—	—
Jose Eduardo Almeida(68)	6,142	6,142	—	—
Judith T. Sydney(69)	920	920	—	—
Julia Wilkins(70)	1,047	1,047	—	—
Karim Abbadi(71)	320	320	—	—
Karnig H. And Karen Durgarian(72)	6,853	6,853	—	—
Ken Malomo(73)	587	587	—	—
Kenneth D. Dreyer(74)	1,221	1,221	—	—
Kenneth J. Malomo(75)	699	699	—	—
Kevin M. McClintock Family Trust(76)	2,883	2,883	—	—
KT Investments II LLC(77)	7,073	7,073	—	—
Kwidnet Holdings LLC(78)	3,067	3,067	—	—
Lawrence Kalis(79)	820	820	—	—
Leavitt Equity Partners(80)	1,164,800	28,410	1,136,390	9.2%
Lee J. Tesconi 2012 Family Trust(81)	15,904	15,904	—	—
Lindsey Surace and Anthony Surace(82)	1,648	1,648	—	—
Lysandre Bouvard(83)	962	962	—	—
Mandeep Sawhney(84)	1,713	1,713	—	—
Manish Mittal(85)	350	350	—	—
Maria Carell(86)	160	160	—	—
Marina Anastopoulos(87)	294	294	—	—
Mark H. Madden(88)	536	536	—	—
Massachusetts Life Sciences Center(89)	205	205	—	—
Matthew J. Appelstein(90)	3,900	3,900	—	—
Monab SC(91)	8,783	2,084	6,699	*
Nancy Corliss(92)	4,542	4,542	—	—
Nicholas Hairabed Durgarian(93)	462	462	—	—
Nohar Malhotra(94)	4,736	4,736	—	—

Name of Selling Securityholders	Shares Beneficially Owned Prior to Offering (1)	Registered for Sale in Offering (2)	Shares Beneficially Owned After this Offering (1)(2)
			Shares	Percent
Novalis Life Sciences Investments I, L.P.(95)	27,505	27,505	—	—
Omar & Helen Ishrak Living Trust(96)	28,410	28,410	—	—
Patricia van de Rydt(97)	611	611	—	—
Paul E. Yablon(98)	356	356	—	—
Paul T. and Diane L. Surabian JTWROS(99)	1,648	1,648	—	—
Pavel Raifeld(100)	2,197	2,197	—	—
Peter Aukamp(101)	5,691	5,691	—	—
Qatar Insurance Company Q.S.P.C.(102)	7,216	7,216	—	—
RA4K Enterprises LLC(103)	2,048	2,048	—	—
Raj Devarajan(104)	11,748	11,748	—	—
Rajeev Vohra(105)	2,099	2,099	—	—
Rajiv Lal(106)	1,696	1,696	—	—
Ram Chuttani(107)	82,113	66,516	15,597	*
Randolph H. Knight Amended and Restated Revocable Trust(108)	1,648	1,648	—	—
Richard S. Pechter(109)	714	714	—	—
Richard W. Nesto(110)	1,221	1,221	—	—
Robert D. Fanelli and Josephine A. Fanelli, Tenants by the Entirety(111)	1,905	1,905	—	—
Robert Goldstein and Mara Riemer Goldstein(112)	657	657	—	—
Robert Knight(113)	1,075	1,075	—	—
Robert Lindenberg(114)	2,518	2,518	—	—
Romulus Allurion Special Opportunity L.P.(115)	35,252	35,252	—	—
Romulus Capital I, L.P.(116)	5,853	5,853	—	—
Romulus Growth Allurion L.P.(117)	124,970	124,970	—	—
RoseTree Private Capital LLC(118)	1,795	1,795	—	—
Ruby Capital LLC(119)	2,841	2,841	—	—
Runway Growth Credit Fund Inc.(120)	7,013	7,013	—	—
Runway Growth Finance Corp.(121)	1,810	1,810	—	—
Samin Capital LLC(122)	21,525	21,525	—	—
Samir Bhatt(123)	1,751	1,751	—	—
Samuel G. Levy(124)	60,685	53,839	6,846	*
Sanjaya Kumar(125)	9,271	9,271	—	—
Sean M. Healey Revocable Trust(126)	6,712	6,712	—	—
Segulah Medical Acceleration(127)	51,162	51,162	—	—
Shantanu K. Gaur and Neha Gaur, Trustees of The Shantanu K. Gaur Revocable Trust of 2021(128)	40,124	40,124	—	—
Shyam J. Thakkar(129)	1,607	1,607	—	—
Societe Europeenne de Participations S.A.(130)	6,484	6,484	—	—
Steven Fine(131)	4,482	4,482	—	—
Steven Karlson(132)	14,831	14,752	79	*
Steven L. Brandwein(133)	2,059	2,059	—	—

Name of Selling Securityholders	Shares Beneficially Owned Prior to Offering (1)	Registered for Sale in Offering (2)	Shares Beneficially Owned After this Offering (1)(2)
			Shares	Percent
Steven M. Burke, Esq. and Neha Gaur, Trustees of The Gaur Family Irrevocable Trust of 2021(134)	21,908	21,908	—	—
Subramaniam K. V. Ranganatha(135)	1,058	1.058	—	—
Sunil Sheth(136)	5,401	5,401	—	—
Tania Phillips(137)	4,220	4,220	—	—
Telegonos LLC(138)	21,285	21,285	—	—
The Family (Fellowship) LLP(139)	392	392	—	—
Theodore Anastopoulos(140)	294	294	—	—
Tilak K. Verma Revocable Trust(141)	824	824	—	—
Trefilia Capital SAPI DE CV(142)	7,036	7,036	—	—
VC Fund I, a series of SaxeCap, LP(143)	47	29	18	*
Waterstone Equity SM I LLC(144)	2,417	2,417	—	—
Whittenburg Investments LLC(145)	3,469	3,469	—	—
Wise Zolution Limited(146)	3,589	3,589	—	—
Yale University(147)	495	495	—	—
Yaser Yousef M. Naghi(148)	17,046	17,046	—	—
Z-Nation, LLC(149)	1,746	1,746	—	—

*	Represents beneficial ownership of less than 1%.
(1)

Beneficial ownership as reflected in this table reflects shares potentially issuable underlying the Notes, Warrants and other securities held by such stockholder, and, except as set forth in the footnotes below, does not give effect to the various limitations on the conversion of the Notes, exercise of the Warrants or other conversion or exercise limits on the other securities held by such stockholder, as applicable. The total number of shares outstanding used to calculate beneficial ownership percentage is the total number of shares of common stock outstanding on December 29, 2025, without taking into effect shares that are issuable upon conversion of the Notes and Warrants. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table. The number of shares of common stock beneficially owned after the offering assumes the sale of all shares being offered pursuant to this prospectus. However, the Selling Securityholders are not obligated to sell all or any portion of the shares of common stock offered pursuant to this prospectus.

(2)

This table assumes (i) the conversion of the Notes at the conversion rate of 298.5075 shares of common stock per $1,000 principal amount of Notes, exclusive of any accrued but unpaid interest on the Notes that may be added to the outstanding principal amount of such Notes at the time of conversion, and (ii) exercise of all July 2024 Private Placement Warrants and Rollover Warrants. Conversion of the Notes and exercise of the July 2024 Private Placement Warrants is also limited by the beneficial ownership limitations described above. Because the conversion price of the Notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

(3)	Consists of 1,648 shares of common stock.
(4)	Consists of 2,559 PIPE Shares.
(5)	Consists of 495 shares of common stock.
(6)	Consists of 528 shares of common stock.
(7)	Consists of 95,457 shares of common stock. The address of Amarat Investments Limited is 44 Esplande, St. Helier, Jersey, JE49WG.
(8)	Consists of 462 shares of common stock.
(9)	Consists of 2,403 shares of common stock.
(10)	Consists of 1,266 shares of common stock.
(11)	Consists of 3,029 shares of common stock.
(12)	Consists of 6,537 shares of common stock and 50 shares of common stock underlying warrants.

(13)	Consists of 2,471 shares of common stock.
(14)	Consists of 2,802 shares of common stock.
(15)	Consists of 5,554 shares of common stock.
(16)	Consists of 1,221 shares of common stock.
(17)	Consists of 14,459 shares of common stock.
(18)	Consists of 1,591 shares of common stock.
(19)	Consists of 2,930 shares of common stock.
(20)	Consists of 2,842 shares of common stock.
(21)	Consists of 23,361 shares of common stock including 10,000 Additional Fortress Shares, and 28,000 Backstop Shares issued in connection with the consummation of the Business Combination.
(22)	Consists 536 shares of common stock.
(23)	Consists 346 shares of common stock.
(24)	Consists of 11,891 shares of common stock.
(25)	Consists of 28,410 PIPE Shares.
(26)	Consists of 130,509 shares of common stock, including 21,023 shares issued pursuant to the Sponsor Loan Equity Issuance.
(27)	Consists of 1,421 PIPE Shares.
(28)	Consists of 2,685 shares of common stock.
(29)	Consists of 1,816 shares of common stock.
(30)	Consists of 4,216 shares of common stock.
(31)	Consists of 2,883 shares of common stock.
(32)	Consists of 1,169 shares of common stock.
(33)	Consists of 462 shares of common stock.
(34)

Consists of 5,891,430 shares of common stock beneficially owned by entities affiliated with RTW, which includes (i) 28,000 Backstop Shares, (ii) 10,000 Additional RTW Shares, (iii) 85,228 PIPE Shares, (iv) 14,328,360 shares of common stock underlying the Notes and (v) 90,407 shares of common stock issuable upon the exercise of July 2024 Private Placement Warrants. RTW, in its capacity as the investment manager of the entities affiliated with RTW, has the power to vote and the power to direct the disposition of the shares held by the entities affiliated with RTW. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by entities affiliated with RTW. Dr. Wong disclaims beneficial ownership of the shares held by entities affiliated with RTW, except to the extent of his pecuniary interest therein. The address and principal office of Dr. Wong and each of the RTW entities is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014. Beneficial ownership as reflected in this table for RTW gives effect to the various limitations on the conversion of the Notes, exercise of the Warrants and any other conversion or exercise limits on the securities held by RTW.

(35)	Consists of 2,169 shares of common stock.
(36)	Consists of 165 shares of common stock.
(37)	Consists of 2,487 shares of common stock.
(38)	Consists of 5,048 shares of common stock.
(39)	Consists of 357 shares of common stock.
(40)	Consists of 412 shares of common stock.
(41)	Consists of 1,853 shares of common stock.
(42)	Consists of 824 shares of common stock.
(43)	Consists of 4,514 shares of common stock.
(44)	Consists of 588 shares of common stock.
(45)	Consists of 1,049 shares of common stock.
(46)	Consists of 3,630 shares of common stock.
(47)	Consists of 18,097 shares of common stock.
(48)	Consists of 3,500 shares of common stock.
(49)	Consists of 1,716 shares of common stock.
(50)	Consists of 30,991 shares of common stock.

(51)	Consists of 1,708 shares of common stock.
(52)	Consists of 33,262 shares of common stock.
(53)	Consists of 1,487 shares of common stock.
(54)	Consists of 2,000 shares of common stock.
(55)	Consists of 3,362 shares of common stock.
(56)	Consists of 3,809 shares of common stock.
(57)	Consists of 1,061 shares of common stock.
(58)	Consists of 5,913 shares of common stock.
(59)	Consists of 2,494 shares of common stock.
(60)	Consists of 412 shares of common stock.
(61)	Consists of 3,156 shares of common stock.
(62)	Consists of 356 shares of common stock.
(63)	Consists of 4,230 shares of common stock.
(64)	Consists of 350 shares of common stock.
(65)	Consists of 5,256 shares of common stock.
(66)	Consists of 1,943 shares of common stock.
(67)	Consists of 4,544 shares of common stock.
(68)	Consists of 6,142 shares of common stock.
(69)	Consists of 920 shares of common stock.
(70)	Consists of 1,047 shares of common stock.
(71)	Consists of 320 shares of common stock.
(72)	Consists of 6,853 shares of common stock.
(73)	Consists of 587 shares of common stock.
(74)	Consists of 1,221 shares of common stock.
(75)	Consists of 699 shares of common stock.
(76)	Consists of 2,883 shares of common stock.
(77)	Consists of 7,073 shares of common stock.
(78)	Consists of 3,067 shares of common stock.
(79)	Consists of 820 shares of common stock.
(80)	Consists of 1,164,800 shares of common stock beneficially owned by Leavitt, including 28,410 PIPE Shares.
(81)	Consists of 15,904 shares of common stock, including 2,841 PIPE Shares.
(82)	Consists of 1,648 shares of common stock.
(83)	Consists of 962 shares of common stock.
(84)	Consists of 1,713 shares of common stock.
(85)	Consists of 350 shares of common stock.
(86)	Consists of 160 shares of common stock.
(87)	Consists of 294 shares of common stock.
(88)	Consists of 536 shares of common stock.
(89)	Consists of 205 shares of common stock.
(90)	Consists of 3,900 shares of common stock.
(91)	Consists of 8,783 shares of common stock.
(92)	Consists of 4,542 shares of common stock.
(93)	Consists of 462 shares of common stock.
(94)	Consists of 4,736 shares of common stock.
(95)	Consists of 27,505 shares of common stock, including 2,841 PIPE Shares.
(96)	Consists of 28,410 PIPE Shares.
(97)	Consists of 611 shares of common stock.
(98)	Consists of 356 shares of common stock.
(99)	Consists of 1,648 shares of common stock.
(100)	Consists of 2,197 shares of common stock.
(101)	Consists of 5,691 shares of common stock.
(102)	Consists of 7,216 shares of common stock.

(103)	Consists of 2,048 shares of common stock.
(104)	Consists of 11,748 shares of common stock.
(105)	Consists of 2,099 shares of common stock.
(106)	Consists of 1,696 shares of common stock.
(107)	Consists of 66,516 shares of common stock and 15,597 shares of common stock issuable upon exercise of options within 60 days of December 29, 2025.
(108)	Consists of 1,648 shares of common stock.
(109)	Consists of 714 shares of common stock.
(110)	Consists of 1,221 shares of common stock.
(111)	Consists of 1,905 shares of common stock.
(112)	Consists of 657 shares of common stock.
(113)	Consists of 1,075 shares of common stock.
(114)	Consists of 2,518 shares of common stock.
(115)	Consists of 35,252 shares of common stock. The address of Romulus Allurion Special Opportunity L.P. is 151 Tremont Street Suite 6F Boston, MA 02111.
(116)	Consists of 2,919 shares of common stock and 2,934 shares of common stock underlying Rollover Warrants. The address of Romulus Capital I, L.P. is 151 Tremont Street, Suite 6F, Boston, MA 02111.
(117)	Consists of 124,970 shares of common stock. The address of Romulus Growth Allurion L.P. is 151 Tremont Street, Suite 6F, Boston, MA 02111.
(118)	Consists of 1,795 shares of common stock.
(119)	Consists of 2,841 PIPE Shares.
(120)	Consists of 7,013 shares of common stock underlying Rollover Warrants.
(121)	Consists of 1,810 shares of common stock underlying Rollover Warrants.
(122)	Consists of 21,525 shares of common stock.
(123)	Consists of 1,751 shares of common stock.
(124)	Consists of 53,839 shares of common stock and 6,846 shares of common stock issuable upon exercise of options within 60 days of December 29, 2025.
(125)	Consists of 9,271 shares of common stock.
(126)	Consists of 6,712 shares of common stock.
(127)	Consists of 51,162 shares of common stock including 11,364 PIPE Shares.
(128)	Consists of 40,124 shares of common stock.
(129)	Consists of 1,607 shares of common stock.
(130)	Consists of 6,484 shares of common stock.
(131)	Consists of 4,482 shares of common stock.
(132)	Consists of 14,831 shares of common stock.
(133)	Consists of 2,059 shares of common stock.
(134)	Consists of 21,908 shares of common stock.
(135)	Consists of 1,058 shares of common stock.
(136)	Consists of 5,401 shares of common stock.
(137)	Consists of 4,220 shares of common stock.
(138)	Consists of 21,285 shares of common stock.
(139)	Consists of 392 shares of common stock underlying Rollover Warrants.
(140)	Consists of 294 shares of common stock.
(141)	Consists of 824 shares of common stock.
(142)	Consists of 7,036 shares of common stock.
(143)	Consists of 47 shares of common stock, including 29 PIPE Shares.
(144)	Consists of 2,417 shares of common stock.
(145)	Consists of 3,469 shares of common stock.
(146)	Consists of 3,589 shares of common stock.
(147)	Consists of 495 shares of common stock.
(148)	Consists of 17,046 PIPE Shares.
(149)	Consists of 1,746 shares of common stock.

PLAN OF DISTRIBUTION

The Selling Securityholders, which shall include donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	to or through underwriters or broker-dealers;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through agreements between broker-dealers and the selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the shares of common stock in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the shares of common stock offered by them will be the purchase price of the shares of common stock less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A Selling Securityholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of common stock to be sold, the name of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify certain of the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

Goodwin Procter LLP has passed upon the validity of the shares of our common stock issued and issuable upon conversion of the Notes, Warrants, Series A Preferred Stock and exercise of the Private Placement Warrants related to this prospectus.

EXPERTS

The financial statements of Allurion Technologies, Inc. incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form S-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and the securities offered by this prospectus, you may examine the registration statement of which this prospectus forms a part, the documents incorporated by reference herein and the exhibits filed with it at the website provided in the next paragraph. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and therein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at investors.allurion.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 27, 2025, as amended on August 19, 2025;

•

our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 15, 2025, as amended on August  19, 2025, August  19, 2025 and November 17, 2025, respectively;

•

our Current Reports on Form 8-K, filed with the SEC on January 6, 2025, January  8, 2025, January  17, 2025, January  28, 2025, February  13, 2025, February  21, 2025, April  3, 2025; April  10, 2025; April  17, 2025; August  7, 2025; August  14, 2025; October  3, 2025; November  12, 2025; and December 19, 2025; and

•

the description of our securities contained in our registration statement on Form 8-A (File No. 001-41767) filed with the SEC on August 1, 2023, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-41767), filed with the SEC on March 27, 2025.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents and will be automatically updated and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02, 7.01 or 9.01 of Form 8-K. Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of any or all of the reports or documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Allurion Technologies, Inc., 11 Huron Drive, Natick, MA 01760.

15,686,056 Shares of Common Stock

852,939 Shares of Common Stock Issuable Upon Exercise of Warrants

Allurion Technologies, Inc.

PROSPECTUS

   ,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the securities being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee		$10,349.09	†
Accounting fees and expenses			*
Legal fees and expenses			*
Financial printing and miscellaneous expenses			*
Total	$		*

†

The SEC registration fee was previously paid upon the filing of the Registration Statement on Form S-1, filed on May 31, 2024 (Registration No. 333-279902) and declared effective by the SEC on October 7, 2024.

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Charter and Bylaws limit the liability of our (i) directors and (ii) officers, which includes each individual who has been duly appointed as an officer of Allurion and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to our registered agent as contemplated by Section 3114(b) of Title 10 of the DGCL, in each case, to the fullest extent permitted by the DGCL, and also provides that we indemnify our directors and officers to the fullest extent permitted by the DGCL.

In connection with the Business Combination, we entered into indemnification agreements with each of our directors and executive officers, a form of which is filed as Exhibit 10.1 to this prospectus. These agreements provide that we indemnify each of our directors and officers to the fullest extent permitted by law and our Charter and Bylaws, and provides for advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We also maintain a general liability insurance policy, which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits

(a) Exhibits.

Exhibit Number	Description

4.1	Warrant Agreement, dated February 4, 2021, between Compute Health Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2021).

4.2	Amendment to Warrant Agreement, dated August 1, 2023, by and between Compute Health and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

4.3	Warrant Assignment, Assumption and Amendment Agreement, dated August 1, 2023, by and among Compute Health Acquisition Corp., Allurion Technologies, Inc. (f/k/a Allurion Technologies Holdings, Inc.) and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

Exhibit Number	Description

4.4	Description of Capital Stock (incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 27, 2025).

4.5	Form of Public Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 1, 2024).

4.6	Form of Private Placement Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 1, 2024).

5.1	Opinion of Goodwin Procter LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 filed by the Registrant on October 7, 2024).

5.2	Opinion of Goodwin Procter LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 filed by the Registrant on December 15, 2023).

21.1	List of subsidiaries of Allurion Technologies, Inc. (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 26, 2024).

23.1*	Consent of Deloitte & Touche LLP.

23.2	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1, which is incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 filed by the Registrant on October 7, 2024).

23.3	Consent of Goodwin Procter LLP (included as part of Exhibit 5.2, which is incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 filed by the Registrant on December 15, 2023).

101.INS**	Inline XBRL Instance Document.

101.SCH**	Inline XBRL Taxonomy Extension Schema Document.

101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB**	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104**	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107**	Filing Fee Table.

*	Filed herewith.
**	Previously Filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Natick, Commonwealth of Massachusetts, on December 29, 2025.

ALLURION TECHNOLOGIES, INC.

By:	/s/ Shantanu Gaur
Name: Shantanu Gaur
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Shantanu Gaur and Brendan Gibbons as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more registration statements on Form S-3 and any and all amendments (including post-effective amendments) to such registration statements (and any additional registration statement related hereto permitted by Rule 462(b) promulgated by the Securities Act, (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

* Shantanu Gaur	Chief Executive Officer, President and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	December 29, 2025

* Michael Davin	Director	December 29, 2025

* Larson Douglas Hudson	Director	December 29, 2025

Krishna Gupta	Director

* Omar Ishrak	Director	December 29, 2025

Signature	Title	Date

/s/ Keith B. Johns II Keith B. Johns II	Director	December 29, 2025

* Nicholas Lewin	Director	December 29, 2025

/s/ R. Jason Richey R. Jason Richey	Director	December 29, 2025

*By:	/s/ Shantanu Gaur
Shantanu Gaur
Attorney-in-fact